Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption "Experts" and to the incorporation by reference of our reports dated February 25, 2020, in Amendment No. 1 to the Registration Statement (Form F-4 No. 333-240094) and related Prospectus of Fiat Chrysler Automobiles N.V. for the registration of 520,767,016 common shares.
/s/ EY S.p.A.
Turin, Italy
September 28, 2020